As filed with the Securities and Exchange Commission on December 17, 2025

Registration No. 333-275443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S-1

Registration No. 333-275443

UNDER

THE SECURITIES ACT OF 1933

EVOKE PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-8447886
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

420 Stevens Avenue, Suite 230

Solana Beach, California 92075

(858) 345-1494

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Wotiz

Secretary

Evoke Pharma, Inc.

420 Stevens Avenue, Suite 230

Solana Beach, California 92075

(858) 345-1494

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John C. Connery Jr.

Roland S. Chase

Hill Ward Henderson

101 E. Kennedy Blvd., Suite 3700

Tampa, Florida 33602

(813) 221-3900

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statements.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Evoke Pharma, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-275443, filed with the SEC on November 9, 2023, as amended by Amendment No. 1 filed on December 15, 2023, as amended by Amendment No. 2 filed on December  19, 2023, as amended by Amendment No. 3 filed on January  4, 2024, as amended by Amendment No. 4 filed on January  11, 2024, as amended by Amendment No. 5 filed on February  8, 2024, and as amended by the Post-Effective Amendment No. 1 filed on March 15, 2024.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister all securities that remain unsold under the Registration Statement.

On December 17, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 3, 2025 (the “Merger Agreement”), by and among the Registrant, QOL Medical, LLC, a Delaware limited liability company (“Parent”), and QOL-EOS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offering, the Registrant hereby files this Post-Effective Amendment to deregister all securities registered but unsold or otherwise unissued under the Registration Statement, if any, as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 4, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, State of Florida on December 17, 2025.

Evoke Pharma, Inc.

/s/ Matthew Wotiz
Name: Matthew Wotiz
Title: Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.